                                                  ------------------------------
                                                          OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0362
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                                                  hours per response ....... 1.0
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Blake                    Mary             Elizabeth
________________________________________________________________________________
   (Last)                            (First)              (Middle)

     2030 Main Street, Suite 550
________________________________________________________________________________
                                    (Street)

     Irvine                             CA                  92614
________________________________________________________________________________
   (City)                            (State)                (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     IJNT.Net   "IJNT"
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     05/00
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
          President
          ---------
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               5                                                              7,849,632
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/24/99       P                 1,000    A        $2.187  7,850,632      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/25/99       P                 1,000    A        $2.093  7,851,632      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/25/99       P                 1,000    A        $2.093  7,852,632      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/05/99       S                 8,969    D        $2.687  7,843,663      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/05/99       S                 6,000    D        $2.687  7,837,663      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/05/99       S                 3,000    D        $2.687  7,834,663      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/06/99       S                 1,000    D        $2.313  7,833,663      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/19/99       S                 2,500    D        $2.188  7,831,163      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/26/99       S                 2,500    D        $2.125  7,828,663      D
------------------------------------------------------------------------------------------------------------------------------------

                                     Page 1


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================
                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/27/99       S                 1,250    D        $2.375  7,827,413      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/27/99       S                11,000    D        $2.406  7,816,413      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/28/99       S                 2,350    D        $3.125  7,814,063      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/28/99       S                 7,025    D        $3.125  7,807,038      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/28/99       S                 2,250    D        $3.156  7,804,788      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/28/99       S                 1,500    D        $3.188  7,803,288      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/28/99       S                 1,250    D        $2.969  7,802,038      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/29/99       S                 3,675    D         $3.25  7,798,363      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/29/99       S                 1,400    D        $3.406  7,796,963      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/29/99       S                 1,350    D        $3.219  7,795,613      D
------------------------------------------------------------------------------------------------------------------------------------

                                     Page 2


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================
                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/29/99       S                 2,000    D        $3.344  7,793,613      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/29/99       S                 2,350    D        $3.188  7,791,263      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/29/99       S                 2,300    D        $3.438  7,788,963      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/30/99       S                 4,250    D        $3.406  7,784,713      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/30/99       S                 6,350    D        $3.344  7,778,363      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/30/99       S                 3,550    D        $3.375  7,774,813      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   04/30/99       S                 1,650    D        $3.438  7,773,163      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   06/17/99       S               105,000    D        $2.812  7,668,163      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   07/29/99       S                 2,500    D        $4.969  7,665,663      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   07/30/99       S                 2,500    D         $5.00  7,663,163      D
------------------------------------------------------------------------------------------------------------------------------------

                                     Page 3


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================
                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4    08/2/99       S                 2,500    D         $5.25  7,660,663      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/05/99       S                 2,500    D        $3.438  7,658,163      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/06/99       S                 1,250    D        $4.094  7,656,913      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/06/99       S                 1,100    D         $4.06  7,655,813      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/06/99       S                   400    D        $3.969  7,655,413      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/06/99       S                 1,000    D         $4.00  7,654,413      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/09/99       S                 1,250    D        $4.313  7,653,163      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/09/99       S                 1,250    D        $4.344  7,651,913      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/11/99       S                 2,300    D        $3.938  7,649,613      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/11/99       S                   200    D        $3.875  7,649,413      D
------------------------------------------------------------------------------------------------------------------------------------

                                     Page 4


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================
                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/12/99       S                 1,000    D         $4.25  7,648,413      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/12/99       S                   500    D        $4.188  7,647,913      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/12/99       S                   500    D        $4.344  7,647,413      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/12/99       S                   500    D        $4.219  7,646,913      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/13/99       S                 4,500    D        $4.125  7,642,413      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/13/99       S                 1,000    D        $4.219  7,641,413      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/16/99       S                 3,000    D        $4.156  7,638,413      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/16/99       S                 1,000    D        $4.188  7,637,413      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/17/99       S                 2,500    D        $3.813  7,634,913      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/18/99       S                 1,250    D        $3.813  7,633,663      D
------------------------------------------------------------------------------------------------------------------------------------

                                     Page 5


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================
                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/18/99       S                 2,050    D        $3.875  7,631,613      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/18/99       S                 1,800    D        $3.844  7,629,813      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/19/99       S                 2,100    D        $3.875  7,627,713      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/19/99       S                 1,400    D        $3.781  7,623,313      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/20/99       S                 1,600    D         $3.75  7,624,713      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   08/20/99       S                 1,400    D        $3.781  7,623,313      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   09/22/99       S                 1,000    D        $3.063  7,622,313      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   09/22/99       S                 1,000    D        $3.056  7,621,313      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   09/23/99       S                 1,000    D        $3.063  7,620,313      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   09/23/99       S                   800    D        $3.125  7,619,513      D
------------------------------------------------------------------------------------------------------------------------------------

                                     Page 6


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================
                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   09/23/99       S                   200    D        $3.188  7,619,313      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   09/24/99       S                 1,000    D         $3.00  7,618,313      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   10/04/99       S                 1,000    D        $2.969  7,617,313      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   10/08/99       S                16,000    D        $2.843  7,601,313      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   10/20/99       S                   500    D        $2.313  7,600,813      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   10/29/99       S                 2,000    D        $3.094  7,598,813      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   10/29/99       S                 1,000    D        $3.156  7,597,813      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   11/01/99       S                 5,500    D         $3.00  7,592,313      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   11/01/99       S                 3,500    D        $3.063  7,588,813      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   11/01/99       S                 1,000    D        $3.031  7,587,813      D
------------------------------------------------------------------------------------------------------------------------------------

                                     Page 7


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================
                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   11/11/99       S                 1,000    D        $4.031  7,586,813      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   11/11/99       S                 4,000    D         $4.00  7,582,813      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   11/12/99       S                 1,000    D        $4.094  7,581,813      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   11/12/99       S                 1,500    D        $4.063  7,580,313      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   11/12/99       S                 1,500    D        $4.063  7,578,813      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   11/12/99       S                 1,000    D        $4.125  7,577,813      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   11/22/99       S                12,500    D        $7.906  7,565,313      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4    12/3/99       S                38,700    D        $7.093  7,526,613      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   12/09/99       S                 2,000    D         $8.50  7,524,613      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   12/09/99       S                 1,000    D        $8.594  7,523,613      D
------------------------------------------------------------------------------------------------------------------------------------

                                     Page 8


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================
                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   12/09/99       S                 2,500    D        $8.625  7,521,113      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   12/09/99       S                 1,000    D        $8.438  7,520,113      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   12/09/99       S                   500    D        $8.531  7,519,613      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   12/09/99       S                 1,500    D        $8.563  7,518,113      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   01/10/00       S                 1,500    D         $9.50  7,516,613      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   01/10/00       S                 1,500    D         $9.00  7,515,113      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   01/10/00       S                 1,000    D        $9.188  7,514,113      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   01/11/00       S                 1,250    D        $9.438  7,512,863      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   01/28/00       S                 7,000    D       $10.125  7,505,863      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/03/00       S                 4,100    D        $13.25  7,501,763      D
------------------------------------------------------------------------------------------------------------------------------------

                                     Page 9


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================
                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/03/00       S                   200    D       $13.625  7,501,563      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/03/00       S                 1,000    D       $13.313  7,500,563      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/03/00       S                   200    D       $13.563  7,500,363      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/03/00       S                 2,000    D        $12.75  7,498,363      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/03/00       S                   800    D           $13  7,497,563      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/03/00       S                 3,000    D        $13.50  7,494,563      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/03/00       S                   400    D       $13.188  7,494,163      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/03/00       S                   800    D       $12.688  7,493,363      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/04/00       S                 2,500    D       $13.813  7,490,863      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/04/00       S                 2,500    D       $13.875  7,488,363      D
------------------------------------------------------------------------------------------------------------------------------------

                                    Page 10


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================
                                                                                          5.             6.
                                                          4.                              Amount of      Owner-
                                                          Securities Acquired (A) or      Securities     ship
                                                          Disposed of (D)                 Beneficially   Form:     7.
                                                          (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                               2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                             Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security              Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/04/00       S                 2,500    D       $13.938  7,485,863      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/04/00       S                 2,500    D           $14  7,483,363      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/07/00       S                 2,200    D           $17  7,481,163      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/07/00       S                   600    D        $17.75  7,480,563      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/07/00       S                 1,750    D        $17.25  7,478,813      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/07/00       S                 2,500    D       $17.313  7,476,313      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/07/00       S                   500    D       $17.625  7,475,813      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   02/07/00       S                 1,050    D       $17.125  7,474,763      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   03/21/00       S                18,225    D       $13.500  7,456,538      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               4   05/16/00       S                 1,000    D        $5.718  7,455,538      D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*  If the form is filed by more than one Reporting Person, see Instruction
   4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)
                                                                 SEC 2270 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Common
Stock Option        (1)      02/29/00 A         350,000      (1)      03/30/2010 Stock    350,000
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
Explanation of Responses:

(1) Option granted on 2/29/00 for a total of 350,000 shares with 40% (140,000 shares) vesting on 3/30/00 at an exercise price of $3.00 per share and the remaining 60% (210,000) shares vesting equally over a period of 3 years at an exercise price of $10.812 per share.



/S/ Mary E. Blake                                             June 16, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
              MARY E. BLAKE

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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